Exhibit 10.9

February 1, 2012

Re:	Employment by Seres Health, Inc.

Dear Frank:

Seres Health, Inc. (the “Company”) is pleased to confirm its offer to employ you as President and Chief Executive Officer pursuant to the terms of this letter agreement (“Letter”). It is understood that you will be employed by the Company in such capacity or such other capacity as may be mutually agreed upon in writing by the Company and you from time to time. As President and Chief Executive Officer, you will report to the Company’s Board of Directors (the “Board”). Your effective date of hire as a regular, full-time employee will be February 1, 2012.

Your compensation for this position will be at the rate of $275,000 per year. Your base salary will be paid semi-monthly in equal installments and in accordance with the Company’s payroll practices and procedures.

You will also be eligible to receive an annual bonus determined at the sole discretion of the Board based upon both the Company’s performance and your individual performance. Bonuses are intended to retain valuable Company employees, and a bonus is not payable unless you are an employee of the Company on the date that such bonus is scheduled to be paid. Bonuses will be paid within two (2) months following the date on which the amount of such bonus, if any, is determined.

In addition to your cash compensation, subject to the approval of the Board, you will be granted the opportunity to purchase three hundred and sixty-two thousand five hundred (362,500) shares of the Company’s Common Stock, $0.001 par value, subject to the terms and conditions of a Stock Purchase and Restriction Agreement, the form of which is attached. These initial shares will vest quarterly, over a four-year period, subject to a one-year cliff. If there are any inconsistencies between this Letter and the Stock Purchase and Restriction Agreement, this Letter shall control.

In the event your employment with the Company is terminated by the Company without Cause (as defined below) within forty-five (45) days before or after, the First Company Financing (as defined below), you will be entitled to receive cash severance equal to six (6) months of your then-current annual base salary (the “Severance Payment”). The Severance Payment will be paid out in substantially equal installments over six (6) months in accordance with the Company’s payroll practice, in arrears beginning on the first payroll date that is at least thirty (30) days after the Date of Termination (as provided below); provided that you have executed, returned to the

Company and have not revoked within the applicable revocation period a customary release of claims against the Company in a form reasonably acceptable to the Company within thirty (30) days following the Date of Termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment is considered a separate payment.

If you continue as an employee of the Company after the First Company Financing, the Company agrees to re-evaluate in good faith the compensation provided to you under this Letter.

For purposes of this Letter:

“Cause” will mean (i) intentional dishonest statements or acts by you with respect to the Company, or any of the Company’s current or prospective customers, suppliers, or other third parties with which the Company does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) failure to substantially perform to the reasonable satisfaction of the Company your duties and responsibilities assigned or delegated which failure continues after written notice given to you by the Company; (iv) gross negligence, willful misconduct or repeated insubordination by you with respect to the Company; or (v) a material violation of any provision of any agreement(s) between you and the Company, including without limitation the Proprietary Information Agreement (as defined below).

“Date of Termination” will mean thirty (30) days after the date on which the Company delivers to you notice of termination of your employment.

“First Company Financing” will mean the occurrence of the sale of preferred stock of the Company that results in aggregate gross proceeds to the Company in excess of $3,000,000 (which shall be inclusive of any prior sales of preferred stock of the Company).

The parties intend that this Letter be administered in accordance with Section 409A of the Code. To the extent that any provision of this Letter is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Letter may be amended as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and will have no liability to you or any other person if any provisions of this Letter are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

You will be eligible to participate in the Company’s standard benefit programs, including holidays, 15 days of vacation, 5 days sick leave, medical insurance, dental insurance, and life insurance. Initial benefits are described in the Benefits Summary, a copy of which has been provided to you. These benefit programs will be developed, and details concerning them will be made available for your review as they become available.

In you capacity as President and Chief Executive Officer, the Company will defend and indemnify you consistent with the Company’s bylaws and Delaware law. Further, the Company has or intends to purchase D&O insurance that will apply to you per its terms in those capacities.

As a condition of your employment, you must sign and abide by the Company’s standard Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Proprietary Information Agreement”), a copy of which is enclosed. As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice (except as provided above) and without additional compensation to you.

We both agree that any dispute arising with respect to your employment, the end of that employment, this Letter or the Proprietary Information Agreement or any other agreement you have with the Company, or any other matter concerning the Company, will be conclusively settled, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, MA conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then-applicable JAMS employment rules.

Your normal place of work will be 1 Memorial Drive, 7th Floor, Cambridge, Massachusetts 02142; however, it is understood that the Company may change your normal place of work according to the Company’s future needs.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This Letter, along with the Proprietary Information Agreement and all other agreements referenced herein, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements about this matter, whether written or verbal. This Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

Please indicate your acceptance of this offer by signing and dating the enclosed copy of this Letter and returning it in the enclosed envelope by February 15, 2012.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Seres Health, Inc.

/s/ David A. Berry
David A. Berry, President

Accepted and Agreed:

/s/ Frank Bobe
Frank Bobe
Date: 02/10/2012

SERES HEALTH, INC.

1 Memorial Drive, 7th Floor

Cambridge, Massachusetts 02142

June 1, 2012

Frank Bobe

38 Grand Hill Drive

Dover, MA 02030

Dear Frank:

Reference is hereby made to that Offer Letter by and between you and Seres Health, Inc. (the “Company”) dated January 12, 2012 (the “Offer Letter”). The Company and you desire to amend the Offer Letter to reflect the changes which you and the Company have agreed to in connection with your continued employment at the Company.

1.	Amendments.

a.	The second paragraph of the Offer Letter is hereby amended by deleting such paragraph in its entirety and substituting in lieu thereof the following:

“Your compensation for this position will be at the rate of $325,000 per year. Your base salary will be paid semi- monthly in equal installments and in accordance with the Company’s payroll practices and procedures.”

b.	The fourth paragraph of the Offer Letter is hereby amended by deleting such paragraph in its entirety and substituting in lieu thereof the following:

“In addition to your cash compensation, subject to the approval of the Company’s Board of Directors, you will be granted the opportunity to purchase 980,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), subject to the terms and conditions of a stock purchase and restriction agreement to be executed by you and the Company. These initial shares shall vest quarterly, over a four-year period, subject to a one-year cliff.”

c.	The Offer Letter is hereby amended to add a new paragraph, which shall read in its entirety as follows:

“In the event that your employment with the Company is terminated without Cause (as defined below), (A) you shall be entitled to continued payment of your salary, as then in effect, payable in accordance with the Company’s regular payroll practices, for a period of six months beginning on the Payment Commencement Date; (B) if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then the Company shall pay your monthly premium under COBRA until the earlier of (x) six months beginning on the date of your termination of employment, or (y) the date upon which you commence employment with an entity other than the Company. The receipt of any severance benefits provided shall be dependent upon your delivery to the Company of an effective general release of claims in a form satisfactory to the Company. Such release must be delivered and become irrevocable within sixty (60) days of the date of your termination of employment. The severance payments shall be paid or commence on the first payroll period following the date the waiver and release becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. The severance payments shall be subject to the terms and conditions set forth on Exhibit A.”

d.	The Offer Letter is hereby amended to add the following new paragraphs, which shall read in their entirety as follows:

“In the event that your employment with the Company is terminated by the Company without Cause (as defined below) within 18 months following a Change in Control Event (as defined below) or you terminate your employment with the Company for Good Reason (as defined below), then the vesting of your shares of Common Stock (described in the fourth paragraph of this Offer Letter) shall be accelerated in full and such shares shall become free from the Company’s repurchase right.

“Cause” shall exist upon (i) a good faith finding by the Board of Directors of the Company (A) of your repeated and willful failure after written notice to perform your reasonably assigned duties for the Company, or (B) that you have engaged in dishonesty, gross negligence or misconduct; (ii) your conviction, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; or (iii) your breach of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within ten days written notice thereof.

“Change in Control Event” shall mean:

“(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control Event: (1) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (2) any acquisition by any Exempt Person (as defined below) or corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (B) of this definition or (3) any acquisition by Flagship Ventures Fund IV, L.P., Flagship Ventures Fund IV-Rx, L.P. or Flagship VentureLabs IV LLC or any affiliate thereof (each such party is referred to herein as an “Exempt Person”) of any shares of Common Stock”; or

“(B) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).”

“Good Reason” shall mean:

(i) Without your express written consent, a material reduction by the Company of your base compensation as in effect on the date hereof or as the same may be increased from time to time, unless similarly situated Company executives also are subject to a reduction in their base compensation that reduces their base compensation by approximately the same percentage rate as your base compensation is to be reduced, as a result of financial hardship at the Company; (ii) a material adverse change by the Company in your authority or responsibilities which causes your position with the Company to become of less authority or responsibility than your position immediately prior to such change, provided, that such change is not in connection with a termination of your employment; or (iii) a change in the principal location at which you perform your duties for the Company to a new location that is at least fifty (50) miles from the prior location.

2.	Reference to and Effect on the Offer Letter; Entire Agreement. Except as amended or superseded by this agreement, the provisions of the Offer Letter shall remain in full force and effect. This agreement, together with the Offer Letter, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

3.	Counterparts. This agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date written above.

SERES HEALTH, INC.

By:	/s/ Noubar Afeyan
Name:	Noubar Afeyan
Title:	Director

/s/ Frank Bobe
Frank Bobe

Exhibit A

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance payments that may be due under the Offer Letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the Offer Letter, as applicable:

(a) It is intended that each installment of the severance payments under the Offer Letter provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Offer Letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the Offer Letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Offer Letter; and

(ii) Each installment of the severance payments due under the Offer Letter that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury

Regulation Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Offer Letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.